Exhibit 10.1

THE EMPLOYMENT CONTRACT	UmowA o PRACĘ
The Employment Contract of 29 January 2024 (“Contract”) by and between:	Niniejsza Umowa o pracę z 29 stycznia 2024 r. („Umowa”) została zawarta pomiędzy:

Esselte Polska sp. z o.o. with its registered office in Kozienice, at Przemysłowa 11A, Kozienice (26-900), entered in the register of entrepreneurs of the National Court Register kept by the District Court for Lublin-Wschód in Lublin with its seat in Świdnik, VI Commercial Division of the National Court Register under the KRS number 0000032572, Tax Identification Number (NIP): 8120005317, Statistical Number (REGON): 670014990, with the share capital of PLN 45,085,312 (“Company”) represented by Angela Jones,

Esselte Polska sp. z o.o. z siedzibą w Kozienicach, ul. Przemysłowa 11A, 26-900 Kozienice, wpisaną do rejestru przedsiębiorców prowadzonego przez Sąd Rejonowy dla Lublina-Wschód w Lublinie, z siedzibą w Świdniku, VI Wydział Gospodarczy Krajowego Rejestru Sądowego, pod numerem KRS 0000032572, NIP: 8120005317, REGON: 670014990, o kapitale zakładowym w wysokości 45.085.312 złotych („Spółka”), reprezentowaną przez Angelę Jones,

and	a
Mr. Cezary Mońko, residing at Rymarska 19, 02-654 Warszawa, PESEL (Personal Identification Number): 61100501796, (“Employee”)	Panem Cezarym Mońko, zam. Rymarska 19, 02-654 Warszawa, PESEL: 61100501796, („Pracownik”)
hereinafter referred to collectively as the “Parties” or individually as a “Party”. The Parties hereby agree as follows:	Zwanymi dalej łącznie „Stronami” a każda z nich osobno „Stroną”. Strony niniejszym postanawiają, co następuje:
1. EMPLOYMENT AND TYPE OF JOB	1. ZATRUDNIENIE I RODZAJ PRACY
1.1.
The Company employs the Employee as an Executive Vice President and President, ACCO Brands International. The Employee's employment with the entity acquired by the Company, which commenced on 1 April 1992, counts towards the Employee's period of continuous employment with the Company.

1.1.
Spółka zatrudnia Pracownika na stanowisku Executive Vice President and President, ACCO Brands International. Zatrudnienie Pracownika w spółce nabytej przez Spółkę, które rozpoczęło się 1 kwietnia 1992 r., wlicza się do okresu nieprzerwanego zatrudnienia Pracownika w Spółce.

1.2. The Employee shall be responsible for leading the strategic and operational direction of ACCO Brands International.	1.2. Pracownik będzie odpowiedzialny za kierowanie ACCO Brands International w ujęciu strategicznym i operacyjnym.
1.3.
The Parties agree that, within the statutory limits, the Company may at its sole discretion transfer this contract or second the Employee to any company in the same group as the Company at any time.

1.3.
Strony postanawiają, że w granicach wynikających z prawa Spółka może w dowolnym momencie, według własnego uznania przenieść niniejszą umowę lub oddelegować Pracownika do dowolnej spółki należącej do tej samej grupy co Spółka.

1.4. The Employee shall report directly to the Chief Executive Officer of ACCO Brands	1.4. Pracownik będzie podlegał bezpośrednio Chief Executive Officer w ACCO Brands

Corporation, who is at the date of this contract Tom Tedford.	Corporation, którym w dniu zawarcia niniejszej umowy jest Pan Tom Tedford.
1.5.
The Employee's responsibilities shall include taking business trips in Poland and abroad for the purposes and at the times specified by the Company on each occasion. The rules for business trips will be set by the Company.
1.5. Do obowiązków Pracownika należy odbywanie podróży służbowych w kraju i za granicą w celach i terminach każdorazowo określonych przez Spółkę. Zasady odbywania podróży służbowych określa Spółka.
1.6. The Employee shall follow the Company's instructions, guidelines and decisions. The Employee shall also strictly comply with all the Company's internal regulations.	1.6. Pracownik będzie postępować zgodnie z instrukcjami, wytycznymi i decyzjami Spółki. Pracownik będzie również ściśle przestrzegać wszystkich wewnętrznych regulaminów Spółki.
2. TERM	2. OKRES OBOWIĄZYWANIA
The contract is entered into for a fixed term until 31 December 2026 (“End Date”), unless and until terminated in accordance with the provisions of Section 16 of this Contract.	Umowa zostaje zawarta na czas określony do 31 grudnia 2026 r. („Data Rozwiązania”), chyba że zostanie rozwiązana zgodnie z postanowieniami punktu 16 niniejszej Umowy.
3. WORKING TIME	3. CZAS PRACY
The Employee is employed on full-time time basis under the task-related working time regime.	Pracownik jest zatrudniony w pełnym wymiarze czasu pracy w zadaniowym systemie czasu pracy.
4. PLACE OF WORK	4. MIEJSCE PRACY

The Parties agree that the Employee shall perform employment duties from Warsaw, Poland. The Employee may additionally be obligated, with his consent, to perform his duties in other places within the Republic of Poland and/or abroad, according to the justified needs of the Company.

Strony postanawiają, że Pracownik będzie wykonywał obowiązki pracownicze z Warszawy w Polsce. Pracownik może być dodatkowo zobowiązany, za jego zgodą, do wykonywania swoich obowiązków w innych miejscach na terenie Rzeczypospolitej Polskiej oraz/lub za granicą, zgodnie z uzasadnionymi potrzebami Spółki.

5. OTHER OBLIGATIONS OF THE EMPLOYEE	5. POZOSTAŁE OBOWIĄZKI PRACOWNIKA
5.1. The Employee warrants that given his education, employment history and health condition, he may work for the Company as specified herein.	5.1. Pracownik zapewnia, że biorąc pod uwagę jego wykształcenie, dotychczasowe zatrudnienie i stan zdrowia, może on pracować dla Spółki w sposób określony w niniejszym dokumencie.
5.2. The Employee agrees to exercise due care and diligence in his work and to fulfil all professional obligations towards the	5.2. Pracownik zobowiązuje się do zachowania należytej staranności i sumienności w pracy oraz do wypełniania wszelkich obowiązków zawodowych wobec Spółki wynikających z przepisów prawa, regulaminów

Company arising from the law, internal regulations and principles of due care.	wewnętrznych oraz zasad należytej staranności.
5.3. Without limitation to the generality of the following, the Employee shall:	5.3. Bez uszczerbku dla ogólnego charakteru powyższych postanowień, Pracownik zobowiązany jest:
a. care for the Company’s reputation, property and interests;	a. dbać o reputację, mienie i interesy Spółki;
b. properly cooperate with others during the work process and care for creating a positive work culture based on trust, mutual assistance and loyalty;	b. właściwie współpracować z innymi w procesie pracy i dbać o tworzenie pozytywnej kultury pracy opartej na zaufaniu, wzajemnej pomocy i lojalności;
c. perform tasks in due time when and as needed by the Company and in accordance with the work process, and use his working time effectively;	c. wykonywać zadania w odpowiednim czasie, gdy jest to wymagane przez Spółkę i zgodnie z procesem pracy, a także efektywnie wykorzystywać swój czas pracy;
d. deliver all the products of his work to the Company;	d. dostarczać Spółce wszystkie produkty swojej pracy;
e. follow the strategy laid down by the Company; and	e. postępować zgodnie ze strategią określoną przez Spółkę; oraz
f. be flexible to the extent justified by the Company's reasonable needs.	f. być elastycznym w zakresie uzasadnionym rozsądnymi potrzebami Spółki.
6. REMUNERATION	6. WYNAGRODZENIE
6.1. The Employee shall receive annual base remuneration of 2,544,036 Polish Zloty (in words: two million five hundred forty-four thousand thirty-six Polish Zloty) gross.	6.1. Pracownik otrzymuje roczne wynagrodzenie zasadnicze w kwocie brutto 2.544.036 złotych (słownie: dwa miliony pięćset czterdzieści cztery tysiące trzydzieści sześć złotych).
6.2.
The Employee’s annual base remuneration shall be reviewed by the Company on an annual basis. When conducting this review, the Company shall take into account the level of wage inflation within Poland and the Employee’s individual performance under this employment contract in the 12 calendar months prior to the date of the review. Any adjustment to the Employee’s base remuneration in any given year shall be implemented at the Company’s sole discretion.

6.2.
Roczne wynagrodzenie zasadnicze Pracownika podlega corocznej weryfikacji przez Spółkę. Dokonując przeglądu, Spółka weźmie pod uwagę poziom inflacji płac w Polsce oraz indywidualne wyniki Pracownika w ramach niniejszej Umowy o pracę w okresie 12 miesięcy kalendarzowych poprzedzających datę przeglądu. Wszelkie korekty wynagrodzenia zasadniczego Pracownika w danym roku będą dokonywane według wyłącznego uznania Spółki.

6.3. The above remuneration shall be paid in Polish Zloty, in equal monthly instalments in	6.3. Powyższe wynagrodzenie będzie wypłacane w złotych, w równych miesięcznych ratach z

arrears on the Company’s usual monthly salary payment date.	dołu w zwyczajowym terminie wypłaty przez Spółkę miesięcznych wynagrodzeń.
6.4. The remuneration, less all statutory deductions, shall be paid by bank transfer to the Employee’s personal bank account, to which the Employee hereby consents.	6.4. Wynagrodzenie, pomniejszone o wszelkie ustawowe należności, będzie wypłacane przelewem bankowym na osobiste konto bankowe Pracownika, na co Pracownik niniejszym wyraża zgodę.
6.5.
The Employee shall be granted with a target annual cash bonus equal to 75% (seventy five percent) of the annual base remuneration referred to in Article 6.1 above, as earned (or such other amount as is decided by the Company from time to time). The achievement of a target bonus will be determined in accordance with the rules of established from time to time by the ACCO Brands Corporation Board of Directors.

6.5.
Pracownikowi zostanie przyznana docelowa roczna premia pieniężna w wysokości równej 75% (siedemdziesięciu pięciu procent) rocznego wynagrodzenia zasadniczego, o którym mowa w punkcie 6.1 powyżej (lub innej kwoty ustalanej okresowo przez Spółkę). Osiągnięcie docelowej premii zostanie określone zgodnie z zasadami ustalanymi od czasu do czasu przez ACCO Brands Corporation Board of Directors.

6.6.
The Employee shall be entitled to participate in the Company’s Long Term Incentive Plan, on terms and conditions set out in the governing documentation of the ACCO Brands Corporation Incentive Plan. Long Term Incentive Plan grant values (“LTIP Grants”) may vary based upon the Employee's performance. Long Term Incentive Plan grants are typically awarded during the first quarter of the calendar year, and may vary from time to time, as approved by the ACCO Brands Corporation Board of Directors. The Employee will be eligible to receive LTIP Grants in 2024 and 2025, however no LTIP Grant will be made in 2026. The Parties explicitly agree that the attribution of a bonus or Long Term Incentive Plan award during one or more periods does not constitute any acquired right and will not generate any practice.

6.6.
Pracownikowi przysługuje prawo uczestnictwa w Długoterminowym Planie Motywacyjnym Spółki na warunkach określonych w dokumentach regulujących zasady Planu Motywacyjnego ACCO Brands Corporation. Wartości świadczeń w ramach Długoterminowego Planu Motywacyjnego („Świadczenia LTIP”) mogą się różnić w zależności od wyników osiąganych przez Pracownika. Świadczenia LTIP są zazwyczaj przyznawane w pierwszym kwartale roku kalendarzowego i mogą się zmieniać od czasu do czasu, zgodnie z zasadami zatwierdzonymi przez ACCO Brands Corporation Board of Directors. Pracownik będzie uprawniony do otrzymania Świadczeń LTIP w roku 2024 i 2025, jednakże w roku 2026 żadne Świadczenia LTIP nie będą przyznane Pracownikowi. Strony wyraźnie postanawiają, że przyznanie premii lub nagrody w ramach Długoterminowego Planu Motywacyjnego w jednym lub kilku okresach nie stanowi żadnego nabytego prawa i nie będzie stanowiło żadnej zwyczajowej praktyki.

7. RETURNABLE PROPERTY ASSIGNED TO EMPLOYEE	7. PODLEGAJĄCE ZWROTOWI MIENIE POWIERZONE PRACOWNIKOWI
7.1. To perform his business tasks, the Employee shall receive a leased company car, which shall be a Mercedes-Benz S-Class Sedan or similarly- valued vehicle (the “Car”).	7.1. Na potrzeby wykonywania zadań służbowych, Pracownik otrzyma leasingowany samochód służbowy, którym będzie Mercedes-Benz Klasy S Sedan lub inny pojazd o podobnej wartości („Samochód”).

7.2.
The Employee undertakes to keep the Car in a non-deteriorated condition, normal wear and tear excepted. The Employee shall also keep the Car in the proper technical condition and ensure that it has the equipment required by the applicable laws.

7.2.
Pracownik zobowiązuje się utrzymywać Samochód w stanie niepogorszonym, z wyjątkiem normalnego zużycia. Pracownik będzie również utrzymywał Samochód w należytym stanie technicznym i zapewni, że posiada on wyposażenie wymagane przez obowiązujące przepisy prawa.

7.3. The Employee shall notify the Company promptly of any accident, collision or knock involving the Car. This also applies to any major defects in the Car.	7.3. Pracownik niezwłocznie powiadomi Spółkę o jakimkolwiek wypadku, kolizji czy stłuczce z udziałem Samochodu. Powyższe stosuje się również do wszelkich poważnych usterek Samochodu.
7.4. The Employee shall enable the Company, upon each request, to examine the Car.	7.4. Pracownik umożliwi Spółce, na każde jej żądanie, dokonanie oględzin Samochodu.
7.5. Any potential tax stemming from the use of the Car by the Employee will be covered (withheld) from Employee’s remuneration pursuant to applicable laws.	7.5. Ewentualny podatek wynikający z użytkowania Samochodu przez Pracownika zostanie pokryty (potrącony) z wynagrodzenia Pracownika zgodnie z obowiązującymi przepisami prawa.
7.6. The Employee shall receive a company mobile telephone and a laptop to perform his business tasks.	7.6. Do wykonywania zadań służbowych Pracownik otrzyma służbowy telefon komórkowy oraz laptop.
7.7. Whenever any property referred to in this Article 7 is assigned to and returned by the Employee, a hand-over document shall be issued.
7.7.
W każdym przypadku, gdy jakiekolwiek mienie, o którym mowa w niniejszym punkcie 7, zostanie powierzone Pracownikowi a następnie zwrócone przez Pracownika, zostanie wystawiony dokument jego przekazania.

7.8. The Employee's financial liability for the property referred to in this Article 7 is specified in Article 124 of the Labour Code.	7.8. Odpowiedzialność materialną Pracownika za mienie, o którym mowa w niniejszym punkcie 7, określa art. 124 Kodeksu pracy.
8. OTHER BENEFITS	8. POZOSTAŁE ŚWIADCZENIA
8.1.
Subject to Article 8.2 below, the Employee shall be entitled to participate in ACCO Brands Corporation Executive Severance Plan (the “ESP”, constituting Annex A), at the Tier II level and otherwise on terms and conditions set out in governing documentation of that arrangement (as amended from time to time). A copy of the current ESP, as amended and restated effective 1 January 2019, is attached hereto as Annex A.

8.1.
Z zastrzeżeniem punktu 8.2 poniżej, Pracownik będzie uprawniony do uczestnictwa w Planie Odpraw dla Kadry Kierowniczej ACCO Brands Corporation (ACCO Brands Corporation Executive Severance Plan) („ESP”, stanowiący Aneks A), na poziomie Progu II oraz na innych warunkach określonych w dokumentacji regulującej zasady tego porozumienia (wraz z późniejszymi zmianami do niej). Kopia aktualnego ESP, którego zmieniony tekst jednolity przyjęty został w dniu 1 stycznia 2019 r., stanowi Załącznik A do niniejszej Umowy.

8.2.
The Parties hereby confirm and agree that if the Employee is entitled to receive any statutory payment or payments in connection with the termination of his employment under this employment contract or after such termination, including without limitation any severance payment, due amount of such statutory payment or payments shall reduce the amount due to the Employee under the ESP (even if a higher sum of money would have been payable to the Employee under the rules of the ESP were it not for this Article 8.2).

8.2.
Strony niniejszym potwierdzają i postanawiają, że jeśli Pracownik jest uprawniony do otrzymania jakiejkolwiek ustawowej płatności lub płatności w związku z rozwiązaniem stosunku pracy na podstawie niniejszej Umowy o pracę lub po jej rozwiązaniu, w tym między innymi jakiejkolwiek odprawy, należna kwota takiej ustawowej płatności lub takich ustawowych płatności pomniejszy kwotę należną Pracownikowi w ramach ESP (nawet jeśli wyższa kwota pieniężna byłaby należna Pracownikowi zgodnie z zasadami ESP, gdyby nie postanowienia niniejszego punktu 8.2).

8.3.
Save as such benefits are amended from time to time in accordance with Article 8.4, the Employee shall be entitled to the same level of healthcare, pension, financial planning and life assurance benefits (which, for the avoidance of doubt, includes a payment to the Employee’s estate on the Employee’s death of a cash lump sum equivalent to three months’ of his base salary in accordance with the terms of the applicable life assurance arrangement) as those benefits to which he was entitled under his prior employment contract.

8.3.
Z zastrzeżeniem okresowych zmian takich świadczeń zgodnie z punktem 8.4, Pracownik będzie uprawniony do takiego samego poziomu opieki zdrowotnej, świadczeń emerytalnych, planów finansowych i świadczeń z tytułu ubezpieczenia na życie (co, w celu uniknięcia wątpliwości, obejmuje wypłatę w dobro masy spadkowej Pracownika w przypadku jego śmierci ryczałtowej kwoty pieniężnej odpowiadającej trzymiesięcznemu wynagrodzeniu zasadniczemu zgodnie z warunkami obowiązującej umowy ubezpieczenia na życie), jak świadczenia, do których był on uprawniony na podstawie poprzedniej umowy o pracę.

8.4.
The Company reserves the right at any time to revise or change in accordance with Polish law any of the benefits provided to the Employee from time to time. The Company will consider standard employee benefit market practice within Poland at the relevant time as part of any process to revise or change any of the benefits provided to the Employee. No revision or change to the Employee’s benefits will be made without this first having been discussed with the Employee and the Company will take any representations made by the Employee in the course of such dialogue into account prior to implementing any revision or change (although the Company shall retain ultimate sole discretion to implement any revision or changes as it sees fit from time to time).

8.4.
Spółka zastrzega sobie prawo do dokonania w dowolnym czasie przeglądu lub zmiany, zgodnie z polskim prawem, któregokolwiek ze świadczeń zapewnianych okresowo Pracownikowi. Spółka weźmie pod uwagę standardową praktykę rynku świadczeń pracowniczych w Polsce w danym czasie w ramach każdego procesu rewizji lub zmiany jakichkolwiek świadczeń zapewnianych Pracownikowi. Żadna rewizja lub zmiana świadczeń Pracownika nie zostanie dokonana bez uprzedniego omówienia tego z Pracownikiem, a Spółka weźmie pod uwagę wszelkie oświadczenia złożone przez Pracownika w trakcie takiego dialogu przed wdrożeniem jakiejkolwiek rewizji lub zmiany (chociaż Spółka zachowa wyłączną swobodę w zakresie wdrażania wszelkich rewizji lub zmian, jakie okresowo może uznać za stosowne).

9. SICKPAY	9. WYNAGRODZENIE ZA OKRES NIEZDOLNOŚCI DO PRACY
If the Employee is unable to work due to an illness or accident at work, the Employee shall be entitled to remuneration at the amount specified in applicable laws.	W przypadku niezdolności Pracownika do pracy z powodu choroby lub wypadku przy pracy, Pracownikowi przysługuje wynagrodzenie w wysokości określonej w obowiązujących przepisach prawa.
10. ANNUAL LEAVE	10. URLOP WYPOCZYNKOWY

The Employee shall be entitled to annual leave in accordance with statutory law, subject to being entitled to not less than 26 days per annum. Such period may be increased according to the Company’s vacation policy. The dates of the vacation will be agreed each time with the Employee's immediate supervisor appropriately in advance.

Pracownikowi przysługuje coroczny urlop wypoczynkowy zgodnie z przepisami ustawowymi, z zastrzeżeniem prawa do nie mniej niż 26 dni rocznie. Okres ten może zostać wydłużony zgodnie z polityką urlopową Spółki. Daty urlopów będą każdorazowo uzgadniane z bezpośrednim przełożonym Pracownika z odpowiednim wyprzedzeniem.

11. CONFIDENTIALITY	11. POUFNOŚĆ
11.1.
During the term of the employment contract and for indefinite term after termination hereof, the Employee shall keep strictly confidential, with respect to third parties, all the Company’s strategies, technical, technological, commercial and organisational information that has not been disclosed to the public (the “Business Secret”). The confidentiality clause also applies to information relating to customer relationships and to the customers themselves.

11.1.
W okresie obowiązywania umowy o pracę oraz przez czas nieokreślony po jej rozwiązaniu, Pracownik zachowa w ścisłej tajemnicy, w relacjach z osobami trzecimi, wszelkie strategie Spółki, informacje techniczne, technologiczne, handlowe i organizacyjne, które nie zostały ujawnione publicznie („Tajemnica Przedsiębiorstwa”). Klauzula poufności ma również zastosowanie do informacji dotyczących relacji z klientami oraz do samych klientów.

11.2. In the case of doubt, decisions about the nature of certain information are made by the Company.	11.2. W przypadku wątpliwości, Spółka podejmuje decyzje o tym, jaki charakter mają określone informacje.
11.3.
The above obligation does not apply to information that is or becomes public knowledge without breaching this contract or information obtained from third parties who were authorised to possess and disclose such information, and information that follows from Processing this information, provided that it was obtained without breaching the law, this contract or the employment relationship with the Company.

11.3.
Powyższe zobowiązanie nie ma zastosowania do informacji, które są lub staną się publicznie znane bez naruszenia niniejszej Umowy lub informacji uzyskanych od osób trzecich, które były upoważnione do ich posiadania i ujawniania, oraz informacji, które wynikają z Przetwarzania tych informacji, pod warunkiem, że zostały one uzyskane bez naruszenia prawa, niniejszej Umowy lub stosunku pracy ze Spółką.

11.4. The Employee will be released from the obligation to keep confidential any	11.4. Pracownik zostanie zwolniony z obowiązku zachowania w poufności wszelkich information being the Business Secret, if the obligation to disclose such information follows from mandatory provisions of law or a decision or order of a competent court or authority, to the extent it is required by the above. The rules applicable to Business Secret shall also apply to the Employee’s salary, the remuneration of the Company’s other personnel, and the contents hereof, except where information must be disclosed by law or is required to perform employment duties.

informacji stanowiących Tajemnicę Przedsiębiorstwa, jeżeli obowiązek ujawnienia takich informacji wynika z bezwzględnie obowiązujących przepisów prawa lub orzeczenia względnie postanowienia właściwego sądu lub organu, w zakresie, w jakim takie przepisy tego wymagają. Zasady mające zastosowanie do Tajemnicy Przedsiębiorstwa mają również zastosowanie do wynagrodzenia Pracownika, wynagrodzenia innych pracowników Spółki oraz treści niniejszego dokumentu, z wyjątkiem sytuacji, w których informacje muszą zostać ujawnione na mocy przepisów prawa lub są wymagane do wykonywania obowiązków pracowniczych.

11.5. Any matters relating to confidentiality that are not regulated herein shall be governed by the applicable laws.	11.5. W odniesieniu do wszelkich kwestii dotyczących poufności, które nie zostały uregulowane w niniejszej Umowie stosuje się obowiązujące przepisy prawa.
12. INTELLECTUAL PROPERTY RIGHTS	12. PRAWA WŁASNOŚCI INTELEKTUALNEJ
12.1. If, at any time during the term hereof, the Employee makes any invention or discovery (whether patentable or not) or makes or acquires any improvements (whether patentable or not) in relation to:
12.1.
Jeżeli w okresie obowiązywania niniejszej Umowy Pracownik stworzy wynalazek lub dokona odkrycia (niezależnie od tego, czy taki wynalazek lub odkrycie podlega opatentowaniu lub nie) lub dokona lub nabędzie ulepszenia (niezależnie od tego, czy takie ulepszenie podlega opatentowaniu lub nie) w odniesieniu do:

a. any products used by the Company or	a. produktów, które Spółka wykorzystuje, lub
b. any products traded in by the Company or	b. produktów, które Spółka sprzedaje, lub
c. the performance of his duties or the exercise or performance of the Company’s rights and obligations or	c. obowiązków wykonywanych przez Pracownika lub praw i obowiązków wykonywanych przez Spółki, lub
d. the Company’s business activity	d. działalności gospodarczej Spółki,
i.
then in each such case the Employee will provide a full and accurate description of each such invention, discovery, acquisition or improvement to the Company and provide full and exhaustive Information and instructions to the Company on and assist the Company in exercising the rights and performing the obligations related to

i.
wówczas w każdym takim przypadku Pracownik przekaże Spółce pełny i dokładny opis każdego takiego wynalazku, odkrycia, nabycia lub ulepszenia oraz przekaże Spółce pełne
i wyczerpujące informacje i instrukcje oraz udzieli wsparcia Spółce w wykonywaniu praw i obowiązków związanych z powyższym, Spółka ma wyłączne prawo do korzystania z

the same, and the Company will be exclusively entitled to use the same without the necessity to make any payment to the Employee and pay any royalty or any other sum in respect thereof.	powyższych wynalazków, odkryć, nabyć lub ulepszeń a Pracownikowi nie przysługuje z tego tytułu wynagrodzenie, honorarium autorskie lub inne wynagrodzenie.
ii.
The Employee will, at the request and cost of the Company, assist the Company in proceedings for legal protection of any such invention, discovery, acquisition or improvement and for vesting in the Company the rights related thereto.

ii.
Na żądanie i koszt Spółki Pracownik zobowiązuje się wspierać Spółkę w postępowaniach mających na celu ochronę prawną takich wynalazków, odkryć, nabyć lub ulepszeń oraz w związku z nabyciem przez Spółkę związanych z powyższym praw.

12.2.
Moreover, if the Employee (whether alone or with others) at any time during the term hereof generates any idea, method or information relating to the business activity, finances or affairs of the Company or capable of use by the Company which is not an invention, he will duly provide to the Company its complete and detailed description; the Employee acknowledges that such information is the property of the Company.

12.2.
Ponadto, jeśli Pracownik (samodzielnie lub wraz z innymi osobami) w okresie obowiązywania niniejszej Umowy przedstawi pomysły, metody lub informacje dotyczące działalności biznesowej, finansów lub spraw Spółki lub które Spółka może wykorzystać, a które nie stanowią wynalazku, Pracownik zobowiązuje się w sposób należyty dostarczyć Spółce pełny i szczegółowy opis takiego pomysłu, metody lub informacji. Pracownik przyjmuje do wiadomości, że tego rodzaju informacje stanowią własność Spółki.

12.3.
if the Employee creates a work or acquires rights from third parties to a work within the meaning of the Act on Copyright and Related Rights (the “Work” or “Works”) during the term hereof in connection with exercising his rights and performing his obligations, the Employee will transfer to the Company, at the time of creation of each Work, copyrights (author’s economic rights) to the Works, within the scope of using and disposing of the Works without any limitations, including limitations as to time or territory, in the following forms of exploitation:

12.3.
jeśli w okresie obowiązywania niniejszej Umowy lub w związku z wykonywaniem praw i obowiązków pracowniczych, Pracownik stworzy utwór lub nabędzie od osób trzecich prawa do utworu, w rozumieniu ustawy o prawie autorskim i prawach pokrewnych („Utwór” lub „Utwory”), Pracownik zobowiązuje się przenieść na Spółkę, z chwilą stworzenia każdego Utworu, prawa autorskie (majątkowe prawa autorskie) do Utworów, w zakresie nieograniczonego, w tym nieograniczonego czasowo i terytorialnie, korzystania i rozporządzania Utworami, w zakresie następujących pól eksploatacji:

with regard to Works that are software programmes:	w odniesieniu do Utworów będących oprogramowaniem komputerowym:
i. permanently or temporarily recording, storing, displaying or reproducing a software programme or its source code by any means and in any form, in part or in whole;
i.
trwałego lub tymczasowego nagrywania, przechowywania, wyświetlania lub powielania oprogramowania komputerowego lub jego kodu źródłowego w jakikolwiek sposób i w jakiejkolwiek formie, w całości lub częściowo;

ii. translating, adapting, arranging or altering the Computer program or its source code in whole or in part in any other way, including recompilation and edition of any data;
ii.
tłumaczenia, przystosowywania, zmian układu lub jakichkolwiek zmian programu komputerowego lub jego kodu źródłowego, w całości lub częściowo, w jakikolwiek inny sposób, w tym ponownego kompilowania i edytowania danych;

iii. distributing the original Computer program or copies or altered copies thereof in any form, including rental or granting a license;	iii. rozpowszechniania oryginalnego programu komputerowego jego kopii lub zmienionych kopii w dowolnej formie, w tym wypożyczania lub udzielania licencji;
iv. public reproduction in any form including via the internet or Computer networks;	iv. publicznego odtwarzania w dowolnej formie, w tym w Internecie lub z wykorzystaniem sieci komputerowych;
with regard to Works that are not software programmes:	w odniesieniu do Utworów nie będących oprogramowaniem komputerowym:
v. with regard to fixing and reproducing a Work - producing copies of a Work using any technique, including especially printing, reprographic, magnetic recording and digital techniques;
v.
w zakresie utrwalania i zwielokrotniania Utworu - wytwarzania egzemplarzy Utworu dowolną techniką, w tym w szczególności techniką drukarską, reprograficzną, zapisu magnetycznego oraz techniką cyfrową;

vi. with regard to circulating the original or copies on which the Work is fixed - putting into circulation, lending for use or renting the original or copies;	vi. w zakresie obrotu oryginałem albo egzemplarzami, na których Utwór utrwalono - wprowadzenia do obrotu, użyczania lub najmu oryginału albo egzemplarzy;
vii.
with regard to distributing the Work otherwise than as set forth in point (ii) above - public performance, exhibition, screening, retransmission and broadcasting and rebroadcasting as well as making the Work available to the public in a manner allowing anyone to access it in a place and at a time selected by that person.

vii.
w zakresie rozpowszechniania Utworu w sposób inny niż określony w punkcie (ii) powyżej – publicznego wykonywania, wystawiania, wyświetlania, odtwarzania oraz nadawania i reemitowania, a także publicznego udostępniania Utworu w taki sposób, aby każdy mógł mieć do niego dostęp w miejscu i w czasie przez siebie wybranym.

12.4. For the assignment of the rights pursuant to Article 12.3 hereof the Employee does not acquire any right for any additional remuneration.	12.4. Pracownik nie nabywa prawa do dodatkowego wynagrodzenia z tytułu przeniesienia praw zgodnie z punktem 12.3 niniejszej Umowy.
12.5.
The Employee represents that he will have all rights to the Works referred to in Article 12.3 hereof and particular elements thereof at the time of their acceptance, including copyrights (author’s economic rights) to the extent necessary to transfer them to the Company, and that the Works will not

12.5.
Pracownik oświadcza, że będzie posiadał wszelkie prawa do Utworów, o których mowa w punkcie 12.3 niniejszej Umowy oraz poszczególnych ich elementów w chwili ich przyjęcia, w tym prawa autorskie (autorskie prawa majątkowe) zakresie niezbędnym do ich przeniesienia na Spółkę, oraz że Utwory breach the law, third party rights, including those protected by law, and rights in intangibles (copyrights, related rights, inventive rights, rights in trademarks or registered designs, rights related to business secrets and other ones), and the use of the Works by the Company on terms described in this Contract will not breach anybody’s rights. The Employee also represents that the Works will not be managed by or subject to the intermediation of any copyright and related right collecting society within the scope of use hereunder.

nie będą naruszać przepisów prawa, praw osób trzecich, w tym praw chronionych na mocy przepisów prawa, oraz praw na dobrach niematerialnych (praw autorskich, praw pokrewnych, praw wynalazczych, praw do znaków towarowych lub wzorów zastrzeżonych, praw związanych z tajemnicą przedsiębiorstwa i innych praw), a korzystanie przez Spółkę z Utworów na zasadach określonych w niniejszej Umowie nie będzie naruszać niczyich praw. Pracownik oświadcza ponadto, że Utwory nie będą zarządzane przez organizację zbiorowego zarządzania prawami autorskimi i pokrewnymi ani za pośrednictwem takiej organizacji w zakresie korzystania z Utworów na podstawie niniejszej Umowy.

12.6.
The transfer of copyrights to the Works also includes the transfer of the right to exercise derivative rights and the exclusive right to permit the exercise of derivative copyrights to works derived from the Works. The Company is authorised to transfer the acquired copyrights in the Works to other entities without any limitations and to make decisions about starting the distribution of the Works as well as the forms and time of their distribution.

12.6.
Przeniesienie praw autorskich do Utworów obejmuje również przeniesienie prawa do wykonywania praw zależnych oraz wyłącznego prawa do zezwalania na wykonywanie zależnych praw autorskich do utworów powstałych na podstawie Utworów. Spółka jest uprawniona do przenoszenia bez ograniczeń nabytych praw autorskich do Utworów na inne podmioty oraz do podejmowania decyzji o rozpoczęciu rozpowszechniania Utworów oraz formach i czasie ich rozpowszechniania.

12.7.
If, after the day the copyrights are transferred, any new fields of exploitation are created in which the Works may be used or disposed, the Employee agrees to transfer copyrights to the Works also in these fields to the Company.

12.7.
Jeżeli po dniu przeniesienia praw autorskich powstaną nowe pola eksploatacji, na których Utwory mogą być wykorzystywane lub zbywane, Pracownik zobowiązuje się przenieść na Spółkę prawa autorskie do Utworów również na takich nowych polach eksploatacji.

12.8. Notwithstanding the above, the Employee authorises the Company to alter and modify, as necessary, the Works as needed by the Company.	12.8. Niezależnie od powyższego, Pracownik upoważnia Spółkę do wprowadzania do Utworów niezbędnych zmian i modyfikacji według potrzeb Spółki.
12.9.
The Employee will transfer, at the moment of creation of each Work, to the Company ownership title to any and all materials, records, notes, photographs, reproductions and any other recordings of the Works.
12.9. W momencie stworzenia każdego Utworu Pracownik zobowiązuje się przenieść na Spółkę prawo własności do materiałów, zapisów, notatek, fotografii, reprodukcji i innych zapisów dotyczących Utworów.
12.10. The Employee represents that he will not exercise his author’s moral rights in the Works towards the Company or its legal successors; in particular, the use of a Work	12.10. Pracownik oświadcza, że zobowiązuje się nie wykonywać przysługujących mu osobistych praw autorskich do Utworów wobec Spółki lub wobec jej następców prawnych; w szczególności korzystanie z Utworu

(Works) will not require providing information about the author.	(Utworów) nie będzie wymagało podania informacji o autorze.
13. NON-COMPETITION. SIDELINE ACTIVITY	13. ZAKAZ KONKURENCJI. DZIAŁALNOŚĆ UBOCZNA
13.1.
By signing the Employment contract, the Employee represents that he does not conduct any gainful or other activity competitive to the Company’s business. The Employee also represents that he is not bound by any undertaking towards his previous company that would directly or indirectly prevent his employment with the Company.

13.1.
Podpisując Umowę o pracę, Pracownik oświadcza, że nie prowadzi działalności zarobkowej ani żadnej innej działalności konkurencyjnej wobec Spółki. Pracownik oświadcza również, że nie jest związany żadnym zobowiązaniem wobec poprzedniej spółki, które bezpośrednio lub pośrednio uniemożliwiałoby mu zatrudnienie w Spółce.

13.2. The Parties agree to enter into a non-competition clause and mutually agree not to execute it in the form of a separate agreement. The contents of the non-competition clause are given below.
13.2.
Strony postanawiają zawrzeć w niniejszej umowie klauzulę o zakazie konkurencji i wzajemnie uzgadniają, że umowa o zakazie konkurencji nie zostanie zawarta w formie odrębnej umowy. Treść umowy o zakazie konkurencji znajduje się poniżej.

13.3. During the term of the employment contract and for 24 months following its termination, the Employee cannot without the express written consent of the Company:	13.3. W okresie obowiązywania umowy o pracę oraz przez okres 24 miesięcy po jej rozwiązaniu Pracownik nie może bez wyraźnej pisemnej zgody Spółki:
a. take up or conduct, directly or indirectly, any business activity which is the same as that of the Company for any competitive business;	a. podejmować ani prowadzić, bezpośrednio lub pośrednio, działalności gospodarczej, która jest taka sama jak działalność Spółki w zakresie działalności konkurencyjnej;
b. take up employment, whether under an employment contract or otherwise, with any competitor of the Company;	b. podejmować zatrudnienia, na podstawie umowy o pracę lub na innej podstawie, w podmiotach prowadzących działalność konkurencyjną wobec Spółki;
c.
participate in undertakings or entities competitive to the Company, including without limitation by making contributions or acquiring or taking up shares, except for the right to acquire publicly traded shares of up to 5% of a competitor’s share Capital;

c.
posiadać udziałów lub akcji w przedsiębiorstwach lub podmiotach konkurencyjnych wobec Spółki, w tym między innymi poprzez wnoszenie wkładów, nabywanie lub obejmowanie akcji lub udziałów, z wyjątkiem prawa do nabywania akcji do wysokości 5% kapitału zakładowego spółki konkurencyjnej;

d. take up a position on the governing bodies of, and act in an advisory capacity for the Company’s competitors;	d. zajmować stanowisk w organach zarządzających podmiotów konkurencyjnych wobec Spółki i działać w charakterze doradczym na rzecz takich podmiotów;

e. participate in the creation of entities competitive to the Company, including support such initiatives with help or advice.	e. uczestniczyć w tworzeniu podmiotów konkurencyjnych wobec Spółki, w tym wspierać takie inicjatywy pomocą lub doradztwem.
13.4.
A competitive business (competitive entity; a competitor) or competitive business activity shall be construed to mean any business (entity) or activity, whether gainful or not, in Poland or abroad, regardless of its legal form, which falls within the scope of the business of the Company or group companies worldwide. In order to assess whether a business (entity) is competitive not only its business objects as per its deed of formation but also its actual business objects should be taken into account.

13.4.
Przez przedsiębiorstwo konkurencyjne (podmiot konkurencyjny) lub działalność konkurencyjną rozumie się każde przedsiębiorstwo (podmiot) lub działalność, zarobkową lub niezarobkową, w kraju lub za granicą, niezależnie od jej formy prawnej, która przejawia się tym samym zakresem co działalność Spółki lub spółek z grupy na całym świecie. Aby ocenić, czy przedsiębiorstwo (podmiot) jest konkurencyjne, należy wziąć pod uwagę nie tylko przedmiot działalności takiego przedsiębiorstwa (podmiotu) zgodnie z jego aktem założycielskim, ale także jego rzeczywisty przedmiot działalności.

13.5.
The Employee shall receive, for the time when the non-competition clause applies after the termination date hereof, compensation of 25% of his total base pay over the 24 months prior to termination hereof. This compensation shall be paid in 24 monthly instalments (or such fewer instalments as shall be applicable should this non-competition clause end earlier than 24 months after termination of employment) on the dates and in the way applied for payment of the base pay during the term of employment contract.

13.5.
Za okres obowiązywania zakazu konkurencji po dacie rozwiązania niniejszej Umowy, Pracownik otrzyma odszkodowanie w wysokości 25% całkowitego wynagrodzenia zasadniczego otrzymanego przez Pracownika w okresie 24 miesięcy poprzedzających rozwiązanie niniejszej Umowy. Odszkodowanie to będzie wypłacane w 24 miesięcznych ratach (lub w mniejszej liczbie rat, która będzie miała zastosowanie, jeśli niniejszy zakaz konkurencji zakończy się wcześniej niż 24 miesiące po ustaniu stosunku zatrudnienia) w terminach i w sposób stosowany do wypłaty wynagrodzenia zasadniczego w okresie obowiązywania umowy o pracę.

13.6.
The Company has a right to withdraw from the post-termination non- competition clause, without giving a reason, upon a written notification, however, not later than on the date of termination of the employment contract and if the employment contract was terminated without notice at the Employee’s initiative, no later than within 30 calendar days following the date of receipt of the Employee’s declaration.

13.6.
Spółka ma prawo odstąpić od umowy o zakazie konkurencji po ustaniu stosunku pracy, bez podania przyczyny, za pisemnym powiadomieniem, nie później jednak niż w dniu rozwiązania umowy o pracę, a jeżeli rozwiązanie umowy o pracę nastąpiło bez wypowiedzenia z inicjatywy Pracownika, nie później niż w terminie 30 dni kalendarzowych od dnia otrzymania oświadczenia Pracownika.

13.7.
If the right to withdraw as described in the Article 13.6 above is used, the post-termination non-competition clause will be deemed not to have been concluded. If so, the Employee will not be compelled to refrain from conducting the competitive activity towards the Company after

13.7.
W przypadku skorzystania z prawa do odstąpienia od umowy, o którym mowa w punkcie 13.6 powyżej, umowa o zakazie konkurencji po rozwiązaniu umowy zostanie uznana za niezawartą. Wówczas Pracownik nie będzie miał obowiązku powstrzymania się od prowadzenia działalności

termination of the employment contract, and the Company will not have to pay any compensation.	konkurencyjnej wobec Spółki po rozwiązaniu umowy o pracę, a Spółka nie będzie zobowiązana do wypłaty odszkodowania.
13.8.
The Company can terminate the post-termination non-competition clause, without giving a reason, in writing by giving 1 week’s written notice to the Employee. Termination of the post-termination non-competition clause in this manner can ensue at any time after termination of the employment contract.

13.8.
Spółka może wypowiedzieć umowę o zakazie konkurencji po ustaniu stosunku pracy, bez podania przyczyny, w formie pisemnej, z zachowaniem 1-tygodniowego okresu wypowiedzenia. Wypowiedzenie zakazu konkurencji po ustaniu stosunku pracy w tym trybie może nastąpić w dowolnym czasie po rozwiązaniu umowy o pracę.

13.9.
From the day following the day of termination of the post-termination non- competition clause as described in Article 13.8 above, the Employee will not be compelled to refrain from conducting the competitive activity towards the Company and the Company will not have to pay any compensation.

13.9.
Od dnia następującego po dniu wypowiedzeniu umowy o zakazie konkurencji po ustaniu stosunku pracy, o którym mowa w punkcie 13.8 powyżej, Pracownik nie będzie zobowiązany do powstrzymywania się od prowadzenia działalności konkurencyjnej wobec Spółki, a Spółka nie będzie zobowiązana do wypłaty odszkodowania.

13.10.
If the right to terminate post-contractual non-competition clause with notice, as described in the Article 13.8 above is used, compensation specified in Article 13.5 above will be calculated proportionally to the date of actual termination of the post-contractual non-competition clause; to achieve this, it is assumed that for each day the competition prohibition after termination of this contract is in force 1/30 (one thirty) of the monthly instalment is due.

13.10.
W przypadku skorzystania z prawa do wypowiedzenia umowy o zakazie konkurencji po rozwiązaniu umowy za wypowiedzeniem, o którym mowa w punkcie 13.8 powyżej, odszkodowanie określone w punkcie 13.5 powyżej zostanie obliczone proporcjonalnie do daty faktycznego wypowiedzenia umowy o zakazie konkurencji po rozwiązaniu umowy o pracę; w tym celu przyjmuje się, że za każdy dzień obowiązywania zakazu konkurencji po rozwiązaniu niniejszej umowy należna jest 1/30 (jedna trzydziesta) miesięcznej raty.

13.11.
If the Employee breaches the post-termination non-competition clause, the Company shall not be obliged to pay the remaining compensation to the Employee referred to in Article 13.5 above and the Employee shall pay to the Company, a contractual penalty in the amount of the Employee’s annual base remuneration referred to in Article 6.1 above. The Employee shall be obliged to pay the above contractual penalty within the non- extendible period of 30 days of Employee receiving the Company’s written demand.

13.11.
W przypadku naruszenia przez Pracownika zakazu konkurencji po ustaniu stosunku pracy, Spółka nie będzie zobowiązana do wypłaty Pracownikowi pozostałej części odszkodowania, o którym mowa w punkcie 13.5 powyżej, a Pracownik zapłaci Spółce karę umowną w wysokości rocznego wynagrodzenia zasadniczego Pracownika, o którym mowa w punkcie 6.1 powyżej. Pracownik zobowiązany jest do zapłaty powyższej kary umownej w nieprzekraczalnym terminie 30 dni od dnia otrzymania przez Pracownika pisemnego wezwania Spółki.

13.12. For the avoidance of any doubt, the Parties agree that the contractual penalty shall be paid notwithstanding any damage	13.12. W celu uniknięcia jakichkolwiek wątpliwości, Strony uzgadniają, że kara umowna zostanie zapłacona niezależnie od

demonstrated and suffered by the Company as a result of the Employee's breach of the obligation determined in this Article.	szkody wykazanej i poniesionej przez Spółkę w wyniku naruszenia przez Pracownika obowiązku określonego w niniejszym artykule.
13.13.
The provisions of Article 13.11 do not limit the right of the Company to claim damages exceeding the amount of the above contractual penalty on the basis of the general principles of the Civil Code.
13.13. Postanowienia zawarte w punkcie 13.11 nie ograniczają prawa Spółki do dochodzenia odszkodowania przewyższającego wysokość powyższej kary umownej na zasadach ogólnych Kodeksu cywilnego.
14. NON-SOLICITATION	14. ZAKAZ POZYSKIWANIA PRACOWNIKÓW
14.1. During the term of the employment contract and for 24 months following its termination, the Employee undertakes:	14.1. W okresie obowiązywania umowy o pracę oraz przez okres 24 miesięcy po jej rozwiązaniu Pracownik zobowiązuje się:
a.
not to contact the persons carrying out work at any given time for the benefit of the Company on the basis of an employment agreement or on the basis of any other legal relationship with the aim of proposing new employment or undertaking competitive activity with respect to the Company, and not to induce or solicit the same to terminate such a relation with the Company;

a.
nie kontaktować się z osobami świadczącymi w danym czasie pracę na rzecz Spółki na podstawie umowy o pracę lub na podstawie innego stosunku prawnego w celu zaproponowania nowego zatrudnienia lub podjęcia działalności konkurencyjnej wobec Spółki, a także zachęcać lub nakłaniać takich osób do rozwiązania stosunku ze Spółką;

b. to refrain from hiring persons referred to in Article 14.1 (a), whether personally, through a third party or a personnel consultancy firm;	b. powstrzymać się od zatrudniania osób, o których mowa w punkcie 14.1 (a), osobiście, za pośrednictwem strony trzeciej lub firmy doradztwa personalnego;
c.
to refrain from providing third parties with the data on the persons referred to in Article 14.1(a) and not to facilitate the establishment of contact by third parties with such persons with the aim of proposing new employment or undertaking competitive activity with respect to the Company;

c.
powstrzymać się od przekazywania osobom trzecim danych dotyczących osób, o których mowa w punkcie 14.1 (a), oraz nieułatwiania osobom trzecim nawiązywania kontaktów z takimi osobami w celu zaproponowania nowego zatrudnienia lub podjęcia działalności konkurencyjnej w stosunku do Spółki;

d.
not to encourage the persons referred to in Article 14.1(a) to cease to provide or to improperly provide services to the Company or to improperly perform their employee obligations or other contractual obligations with the aim of making a personal gain or making a gain for third parties or with the aim of causing harm to the Company.

d.
nie zachęcać osób, o których mowa w punkcie 14.1(a), do zaprzestania świadczenia lub niewłaściwego świadczenia usług na rzecz Spółki lub do niewłaściwego wykonywania przez te osoby swoich obowiązków pracowniczych lub innych zobowiązań umownych w celu osiągnięcia korzyści osobistej lub korzyści dla osób trzecich lub w celu wyrządzenia szkody Spółce.

14.2.
During the term of the employment contract and for 12 months following its termination, the Employee undertakes not to contact the Company's clients with whom the Employee has had personal contact or cooperated with when acting on behalf of the Company during the 12 months immediately preceding the termination of his employment, or facilitate the establishment of such contact by third parties, with the aim of encouraging such clients to terminate their agreements with the Company.

14.2.
W okresie obowiązywania umowy o pracę oraz przez okres 12 miesięcy po jej rozwiązaniu Pracownik zobowiązuje się nie kontaktować się z klientami Spółki, z którymi Pracownik miał osobisty kontakt lub z którymi współpracował działając w imieniu Spółki w okresie 12 miesięcy bezpośrednio poprzedzających rozwiązanie stosunku pracy, ani nie ułatwiać nawiązania takiego kontaktu przez osoby trzecie w celu zachęcenia takich klientów do rozwiązania umów ze Spółką.

14.3.
If the Employee breaches the post-termination non-solicitation or non- customer interference clauses, the Employee shall pay to the Company, a contractual penalty in the amount of the Employee’s annual base remuneration referred to in Article 6.1 above. The Employee shall be obliged to pay the above contractual penalty within the non-expendable period of 30 days of Employee receiving the Company’s written demand.

14.3.
W przypadku naruszenia przez Pracownika klauzuli o zakazie pozyskiwania lub ingerencji w sprawy klientów po rozwiązaniu umowy, Pracownik zapłaci Spółce karę umowną w wysokości rocznego wynagrodzenia zasadniczego Pracownika, o którym mowa w punkcie 6.1 powyżej. Pracownik zobowiązany jest do zapłaty powyższej kary umownej w nieprzekraczalnym terminie 30 dni od dnia otrzymania przez Pracownika pisemnego wezwania Spółki.

14.4.
For the avoidance of any doubt, the Parties agree that the contractual penalty shall be paid notwithstanding any damage demonstrated and suffered by the Company as a result of the Employee's breach of the obligation determined in this Article.

14.4.
W celu uniknięcia jakichkolwiek wątpliwości, Strony uzgadniają, że kara umowna zostanie zapłacona niezależnie od szkody wykazanej i poniesionej przez Spółkę w wyniku naruszenia przez Pracownika obowiązku określonego w niniejszym postanowieniu.

14.5.
The provisions of Article 14.3 do not limit the right of the Company to claim damages exceeding the amount of the above contractual penalty on the basis of the general principles of the Civil Code.
14.5. Postanowienia zawarte w pkt 14.3 nie ograniczają prawa Spółki do dochodzenia odszkodowania przewyższającego wysokość powyższej kary umownej na zasadach ogólnych Kodeksu cywilnego.
15. REIMBURSEMENT OF EXPENSES	15. ZWROT KOSZTÓW
15.1.
The costs of business trips and other costs and expenses incurred by the Employee to meet the Company’s needs shall be reimbursed to the Employee as per the documents submitted and in accordance with tax legislation and the Company's internal rules.

15.1.
Koszty podróży służbowych oraz inne koszty i wydatki poniesione przez Pracownika na potrzeby Spółki będą zwracane Pracownikowi na podstawie przedłożonych dokumentów oraz zgodnie z przepisami prawa podatkowego i wewnętrznymi regulaminami Spółki.

15.2. No expenses shall be reimbursed unless they are properly documented by the Employee (with invoices or as otherwise approved by the Company).	15.2. Wydatki nie zostaną zwrócone, jeżeli nie zostaną odpowiednio udokumentowane przez Pracownika (fakturami lub w inny zatwierdzony przez Spółkę sposób).

15.3. Detailed rules on reimbursement of expenses are specified in separate documents and policies applicable at the Company.	15.3. Szczegółowe zasady zwrotu kosztów określają odrębne dokumenty i polityki obowiązujące w Spółce.
16. TERMINATION	16. ROZWIĄZANIE UMOWY
16.1. This Contract may be terminated prior to the End Date by mutual agreement of the Parties, without prejudice to the possibility of termination under Articles 16.8 - 16.9 below.
16.1.
Niniejsza Umowa może zostać rozwiązana za porozumieniem Stron przed Datą Rozwiązania, co nie uchybia postanowieniom dotyczącym możliwości rozwiązania Umowy na podstawie punktów 16.8 - 16.9 poniżej.

16.2. A statement on termination hereof shall take effect on delivery to the other Party and should be made in writing.	16.2. Oświadczenie o rozwiązaniu niniejszej Umowy staje się skuteczne z chwilą jego doręczenia drugiej Stronie i powinno zostać złożone w formie pisemnej.
16.3.
Following a Change of Control of the Company, if the contract is terminated by the Company without “cause” or by the Employee, for “good reason”, within the meaning of the ESP, the Employee shall be entitled to receive severance pay on terms and conditions set out in governing documentation.

16.3.
Po Zmianie Kontroli nad Spółką, jeśli umowa zostanie rozwiązana przez Spółkę „bez podania przyczyny” lub przez Pracownika z „ważnej przyczyny”, w rozumieniu ESP, Pracownik będzie uprawniony do otrzymania odprawy na warunkach określonych w obowiązującej dokumentacji.

16.4.
Following termination hereof, the Employee shall immediately return to the Company, of his own accord, any and all documents held by him relating to the Company or other companies from its group, its customers and partners, including but not limited to any reports, correspondence, advertising/marketing materials, contracts concluded with the Company’s customers and copies thereof, and shall issue a certificate to confirm that he has returned all such documents. This obligation also covers the return of any media on which such documents are stored.

16.4.
Po rozwiązaniu niniejszej Umowy Pracownik niezwłocznie zwróci Spółce, z własnej inicjatywy, wszelkie posiadane przez siebie dokumenty dotyczące Spółki lub jej spółek grupy, jej klientów i partnerów, w tym między innymi raporty, korespondencję, materiały reklamowe/marketingowe, umowy zawarte z klientami Spółki oraz ich kopie, a także wyda zaświadczenie potwierdzające, że zwrócił wszystkie takie dokumenty. Powyższy obowiązek obejmuje również zwrot nośników, na których przechowywane są takie dokumenty.

16.5.
Following termination hereof, the Employee shall immediately return to the Company, of his own accord, any property that belongs to the Company or other companies from its group or in connection with the Company, being in the Employee’s possession due to employment or in relation to employment (including, but not necessarily limited to any company car, laptop, mobile phone and other electronic equipment).

16.5.
Po rozwiązaniu niniejszej Umowy Pracownik niezwłocznie zwróci Spółce, z własnej inicjatywy, mienie należące do Spółki lub jej spółek z grupy lub dotyczące Spółki, znajdujące się w posiadaniu Pracownika z tytułu zatrudnienia lub w związku z zatrudnieniem (w tym między innymi samochód służbowy, laptop, telefon komórkowy i inny sprzęt elektroniczny).

16.6.
No later than 1 January 2026, the Parties agree that the Employee will use his current and outstanding holiday entitlement and after this period the Parties intend that the Employee will be released from work duties with the continuing right to the remuneration indicated in Article 6 and the benefits indicated in Article 8 until the End Date. Thereafter, the Employee shall be entitled to receive severance pay under the ESP in accordance with Article 8.1.

16.6.
Nie później niż dnia 1 stycznia2026 r. Strony uzgadniają, że Pracownik wykorzysta bieżący i zaległy urlop wypoczynkowy, a następnie Strony zamierzają zwolnić Pracownika z obowiązku świadczenia pracy z zachowaniem prawa do wynagrodzenia wskazanego w punkcie 6 i świadczeń wskazanych w punkcie 8 do Daty Rozwiązania. Pracownik będzie następnie uprawniony do otrzymania odprawy w ramach ESP zgodnie z punktem 8.1.

16.7.
After implementing the procedure indicated in Article 16.6, all equity awards the Employee received pursuant to the 2022 ACCO Brands Corporation Incentive Plan, as amended, or any predecessor plans (“Equity Plan”) will be administered in accordance with the terms thereof respecting a “Retirement” (as that term is defined in the Equity Plan).

16.7.
Po wdrożeniu procedury określonej w pkt. 16.6, wszystkie korzyści kapitałowe, które Pracownik otrzymał zgodnie z Planem Motywacyjnym ACCO Brands Corporation 2022, z późniejszymi zmianami, lub jakimikolwiek poprzednimi planami („Plan Kapitałowy”) będą prowadzone zgodnie z jego warunkami dotyczącymi „Przejścia na emeryturę” (zgodnie z definicją tego terminu w Planie Kapitałowym).

16.8. The Contract can be terminated by the Parties without notice according to Article 52 of the Labour Code. In such case, the Employee is not entitled to any payments after the termination date.	16.8. Umowa może zostać rozwiązana przez Strony bez wypowiedzenia zgodnie z art. 52 Kodeksu Pracy. W takim przypadku, Pracownik nie jest uprawniony do żadnych płatności po dacie rozwiązania umowy.
16.9.
The Contract can be terminated by the Parties without notice according to Article 53 of the Labour Code. In such case, the Employee is entitled to remuneration indicated in the Article 6 of the Contract until the End Date.

16.9.
Umowa może zostać rozwiązana przez Strony bez wypowiedzenia zgodnie z art. 53 Kodeksu Pracy. W takim przypadku Pracownik jest uprawniony do wynagrodzenia, o którym mowa w punkcie 6 Umowy do Daty Rozwiązania.

17. MISCELLANEOUS	17. POSTANOWIENIA KOŃCOWE
17.1.
This contract constitutes the entire employment agreement as agreed between the Parties and supersedes all other agreements previously made and given by and between the Employee and the Company and/or its affiliated companies.
17.1. Niniejsza umowa stanowi całość umowy o pracę uzgodnionej pomiędzy Stronami i zastępuje wszelkie inne umowy zawarte wcześniej pomiędzy Pracownikiem a Spółką lub jej spółkami powiązanymi.
17.2. Any matters not provided for in this contract shall be governed by Polish law including but not limited to the Labour Code.	17.2. Wszelkie kwestie nieuregulowane w niniejszej umowie podlegają prawu polskiemu, w tym między innymi polskiemu Kodeksowi pracy.
17.3. To be valid, any amendments and addenda hereto must be made in writing.	17.3. Wszelkie zmiany i uzupełnienia do niniejszej Umowy wymagają formy pisemnej pod rygorem ich nieważności.

17.4. This document has been executed in two identical counterparts in Polish and English, one for each Party. In case of any discrepancy the Polish version prevails.
17.4.
Niniejszy dokument został sporządzony w dwóch jednobrzmiących egzemplarzach po polsku i angielsku, po jednym dla każdej ze Stron. W razie jakichkolwiek rozbieżności znaczenie rozstrzygające ma polska wersja językowa.

17.5. The Employee States that he has read the Company’s binding internal employment regulations.	17.5. Pracownik oświadcza, że zapoznał się z obowiązującym w Spółce wewnętrznym regulaminem pracy.

SIGNATURES / PODPISY
The Employee / Pracownik:
Date and place / Data i miejsce: __29/01/2024____________
Signature / Podpis: _/s/Cezary Monko____________________
On behalf of the Company / w imieniu i na rzecz Spółki:
Date and place / Data i miejsce: ___29/01/2024____________
Signature / Podpis:_/s/ Angela Jones__________

Annex A

ACCO BRANDS CORPORATION EXECUTIVE SEVERANCE PLAN

(Amended and Restated Effective January 1, 2019)

This Plan is intended to provide severance benefits to certain executive employees of ACCO Brands Corporation, its subsidiaries and/or affiliates (collectively the “Company”) and is intended to comply with the requirements of Section 409A of the Internal Revenue Code. The Plan was originally established effective January 1, 2007, and is hereby amended and restated in its entirety effective January 1, 2019 (the “Restatement Effective Date”). Severance benefits for Executive Officers terminated prior to the Restatement Effective Date will be determined by the terms of the Plan as in effect at the time their termination was announced; provided that any changes made by this restatement to the provisions under “Amount of Severance Pay - Change in Control” (as in effect prior to this restatement) shall not apply to any person who is an Executive Officer on the Restatement Effective Date until twenty four (24) months after notice of this Restatement is provided to such Executive Officer. Except as provided herein, this Plan supersedes any other severance plan maintained by the Company for Executive Officers of the Company.

SEVERANCE PLAN BENEFITS:

Coverage

Any Executive Officer of the Company who is terminated by the Company without “Cause” or who, within twenty-four months following a Change in Control of the Company, terminates his or her employment for “Good Reason” is covered by this Plan. For the purposes of this Plan, the phrase “ Executive Oficer ” shall mean (i) an employee who has been identified as such by the Board of Directors of the Company pursuant to Rule 16a-1 under the Securities Exchange Act of 1934 and any subsequent amendment thereto and who continues to be an “Executive Officer” at the time of his or her separation from service with the Company and all of its affiliates and/or (ii) any other key employee of the Company designated to be a participant under this Plan by the Company’s CEO and as approved by the Plan Administrator in its sole discretion. The Plan Administrator shall also have the authority in its sole discretion to remove a person described in clause (ii) from the status of Executive Officer.

Eligibility

Any Executive Officer of the Company is eligible for the severance pay set forth in this Plan in the event of his or her involuntary separation from service by the Company without “Cause” at any time, or if he or she terminates his or her employment for “Good Reason” within twenty-four months following a Change in Control of the Company.

The term “Cause” is defined as follows: termination of an Executive Officer’s employment by the Company due to Executive Officer’s commission of any of the following acts, in each case as determined by the Board in its good faith discretion:

(i)
willful and continued failure to substantially perform Executive Officer’s duties with the Company, including lawful and reasonable directions from the Board, or, for Executive Officers other than the CEO, the CEO (other than any such failure resulting from the Executive Officer’s disability), after a written demand for substantial performance is delivered to Executive Officer by the Company that specifically identifies the manner in which the Company believes that Executive Officer has willfully and continuously failed to substantially perform Executive Officer’s duties, and after Executive Officer has failed to resume substantial performance of Executive Officer’s duties on a continuous basis within thirty (30) calendar days of receiving such demand;
(ii)
conviction of, or plea of guilty or nolo contendere to, (A) a felony that, in the Board’s sole discretion, substantially impairs Executive Officer’s ability to perform Executive Officer’s duties or responsibilities or (B) any other crime involving the personal enrichment of Executive Officer at the expense of the Company;
(iii)
willful engagement in conduct that is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise;
(iv)
willful and material breach of the Executive Officer’s obligations, duties and responsibilities to the Company; provided, however, that Executive Officer’s willful and material breach of Executive Officer’s obligations to (A) perform Executive Officer’s duties and responsibilities to the best of Executive Officer’s ability, (B) devote Executive Officer’s entire attention and time during reasonable business hours to the business and affairs of the Company and (C) discharge the responsibilities assigned to Executive Officer in his or her position shall not constitute “Cause” unless Executive Officer has first been provided with written notice detailing such breach and a thirty (30) day period to cure such breach;
(v)
willful and material breach of the Company’s Code of Conduct that is demonstrably and materially injurious to the Company or its reputation, monetarily or otherwise; or
(vi)
willful and material breach of Executive Officer’s fiduciary duties to the Company.

For purposes of determining “Cause,” no act or omission by an Executive Officer shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that Executive Officer’s action or omission was in the best interests of the Company. Any act or failure to act based upon (A) authority given pursuant to a resolution duly adopted by the Board, (B) in accordance with established Company policies or upon the direction of the CEO (for Executive Officers other than the CEO), or (C) advice of counsel for the Company shall be conclusively presumed to be done or omitted to be done by Executive Officer in good faith and in the best interests of the Company.

An Executive Officer shall not be entitled to any benefits under this Plan if his or her employment is terminated by reason of his or her death, termination by the Company due to his or her “disability”, or resignation other than for Good Reason in connection with a Change in Control. For purposes of this Plan, “disability” shall mean Executive Officer’s inability to substantially perform Executive Officer’s essential duties and responsibilities, with or without reasonable accommodation, for a period of (i) six (6) consecutive months or (ii) one hundred-eighty (180) days in any twelve (12)-month period, as determined by a licensed physician mutually selected by the Company and Executive Officer. If the parties cannot so agree on a licensed physician, each party shall select a licensed physician and the two licensed physicians shall select a third licensed physician.

Amount of Severance Pay - General

The amount of severance pay provided for terminations in the ordinary course (i.e., not in connection with a Change in Control) will be calculated based on the following schedule:

Tier	Amount of Severance
Tier I	24 months of base salary plus two years of bonus
Tier II	21 months of base salary plus one year of bonus
Tier III	18 months of base salary plus one year of bonus

For purposes of the above schedule, “base salary” shall be determined as of the date of the employee’s termination of employment and “bonus” shall be based on target bonus for the year of the employee’s termination. The determination of each Executive Officer’s Tier shall be made by the Plan Administrator in its sole discretion, and each Executive Officer shall be considered to be in Tier III unless he or she has received written notice that he or she is assigned to a different Tier. The Plan Administrator may change the Tier of any Executive Officer at any time prior to his or her date of termination in its sole discretion upon written notice to the Executive Officer.

Payment of Severance Pay - General

Severance shall be paid in accordance with the Company’s regular payroll schedule and, except as provided below, shall commence on the first payroll date following the date on which the separation letter and release and waiver of claims described hereinafter becomes irrevocable. The amount of each severance payment shall be determined by adding the amount of base salary and bonus payable to the Participant as severance and then dividing that sum by the number of payroll dates during the applicable 18, 21 or 24 month severance period. For purposes of Section 409A of the Internal Revenue Code (“Section 409A”), each severance payment shall be considered a separate payment. The Plan Administrator, in its sole discretion, may elect to pay the portion of the severance that does not constitute Section 409A payments (as defined below) in fewer installments over a shorter period of time, including payment in a lump sum.

Six-Month Delay

For purposes of this Plan, the term “Section 409A payments” means all payments of benefits other than (i) payments that will in all events be paid, and in fact are paid, not later than March 15 of the year following the year in which the Executive Officer’s right to payment is no longer subject to a substantial risk of forfeiture as defined in Code Section 409A, (ii) payments in addition to those described in (i) that are payable only on account of, and are in fact paid on account of, an “involuntary separation from service” (as defined in Treasury Regulation Section 1.409A- 1(n)), but only to the extent such payments do not exceed two times the lesser of the Executive Officer’s base salary for the year prior to the year of his or her termination or the compensation limit in effect under Code Section 401(a) (17) for the calendar year in which the date of termination occurs, (iii) reimbursement of COBRA premiums and outplacement benefits to the extent taxable, and (iv) any other amount that the Plan Administrator determines are not deferred compensation subject to Code Section 409A.

Anything else contained herein to the contrary notwithstanding, no Section 409A payments shall be paid to any Executive Officer until the first payroll date after the earlier of the first day of the seventh month following the month that includes the separation from service, or the date of the Executive Officer’s death, and any Section 409A payments that would otherwise have been paid prior to such date shall be paid on such date, in a lump sum, without interest.

Outplacement

If an Executive Officer is receiving any severance benefits under this Plan, he or she shall also be entitled to receive outplacement assistance in an amount appropriate to his or her position, as determined by the Plan Administrator in its sole discretion, using a provider chosen by the Plan Administrator. Only those outplacement services incurred before the end of the second calendar year after the year during which the separation from service occurred shall be reimbursed under this Plan, and such reimbursement shall be paid not later than the end of the third calendar year after the year in which the separation from service occurred.

Benefit Coverage

Medical, dental and vision coverage will continue at active employee rates for so long as the Executive Officer is receiving severance benefits (or over the period for which severance is calculated). Thereafter, the continuation coverage period under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) will start, and the Executive may continue such coverage at standard COBRA rates. All other employee benefit plans terminate on the Executive Officer’s date of termination.

If during the Severance Period a former Executive Officer accepts employment with a new employer, any medical and dental benefits provided under the Company’s plans at the employee contribution rates pursuant to the preceding paragraph will be discontinued when the former employee is eligible for coverage under the new employer’s plans. Coverage may be continued at standard COBRA rates only in accordance with the COBRA provisions of the Company’s medical, dental and vision plans. A former Executive Officer must notify the Human Resources Department in writing when he or she obtains coverage under a new employer’s plans.

Other Company Payments

Notwithstanding any provision of this Plan to the contrary, the severance benefits under this Plan shall be reduced, but not below zero, by the severance benefits then payable to an Executive Officer under any other agreement, understanding, plan, policy, program or arrangement of the Company or a subsidiary or affiliate of the Company in effect or in force at the time of the Executive Officer’s termination of employment; provided, however, that such offset shall not operate to accelerate or defer the payment of any deferred compensation subject to Code Section 409A.

Termination IN CONNECTION WITH A Change in Control

Definitions

If an Executive Officer’s employment is terminated by the Company without “Cause” (as defined above) within six months prior to or twenty-four months following a Change in Control of the Company, or if an Executive Officer terminates his or her employment for “Good Reason” (as defined below) within twenty-four months following a Change in Control, the General schedule regarding severance pay (above) will not apply and severance pay will be determined under this Change in Control Section. The foregoing provisions entitled “Six Month Delay”, “Outplacement”, “Benefit Coverage”, and “Other Company Payments” shall also apply to such an Executive Officer. For avoidance of doubt, a termination shall be considered to be “in connection with” a Change in Control if, and only if, an Executive Officer is terminated without Cause during the period beginning six months prior to and ending twenty-four months following the Change in Control, or resigns for Good Reason during the period beginning on the date of a Change in Control and ending twenty-four months following the Change in Control.

“Change in Control” shall have the meaning ascribed to such term as of the date of an Executive Officer’s termination in the Amended and Restated ACCO Brands Corporation Incentive Plan, as amended from time to time, or any successor plan thereto.

“Good Reason” shall mean the occurrence of any of the following without an Executive Officer’s prior written consent:

(i)
(A)(I) any material reduction in the duties, responsibilities and/or authority assigned to the Executive Officer, (II) the assignment to the Executive Officer of any duties, responsibilities or authority inconsistent with the duties, responsibilities and authority assigned to the Executive Officer prior to the Change in Control, or (III) a material change in the Executive Officer’s reporting responsibilities, titles, offices or other positions; or (B) any removal of the Executive Officer from, or any failure to re-elect the Executive Officer to, any of such positions, except in connection with the termination of Executive Officer’s employment as a result of the Executive Officer’s death or disability, by Company for Cause or by the Executive Officer other than for Good Reason; provided, however, that with respect to the Chairman and Chief Executive Officer, Good Reason shall not exist because the Board of Directors divides the roles of Chairman and Chief Executive Officer between two individuals;
(ii)
(A) any material reduction in the Executive Officer’s cash compensation (base salary plus target bonus opportunity), (B) a substantial reduction in the benefits provided to the Executive Officer (provided that a reduction in the Executive Officer’s ability to defer compensation shall not in itself be considered a reduction in benefits) and/or (C) any failure to timely pay any part of the Executive Officer’s compensation when due (including base salary and bonus) or any benefits due under any benefit plan, program or arrangement; provided, however, that Company-initiated across-the-board reductions in compensation or benefits affecting substantially all Company employees shall alone not be considered “Good Reason”;
(iii)
the failure of the Company to continue in effect, or the failure to continue the Executive Officer’s participation on substantially the same basis in, any of the Company’s short-term or long-term incentive compensation plans or equivalent plans of the Company following a Change in Control;

(iv)
the failure of the Company to obtain a satisfactory agreement from any successor to Company to assume and agree to perform the Company’s obligations under this Plan;
(v)
a material breach of any employment or other material written agreement between the Company and the Executive Officer by the Company; or
(vi)
the Company’s requiring the Executive Officer to be based at a location that would require the Executive Officer to relocate his or her personal residence in order to perform his or her duties, or that would increase the distance from his or her personal residence to the new location by in excess of fifty (50) miles.

Notwithstanding the foregoing, an Executive Officer shall not be considered to have resigned for Good Reason unless he or she provides written notice to the Company of the circumstances constituting Good Reason in reasonable detail, not more than ninety (90) days after the occurrence of such circumstances, the Company fails to cure such circumstances within thirty (30) days after receipt of such notice, and the Executive Officer resigns within seven (7) days after the end of the cure period; provided that if any of the foregoing time periods ends on a Saturday, Sunday, or holiday on which the Company’s offices are closed, the time period shall be extended to the next business day. If an Executive Officer provides notice of circumstances constituting Good Reason within twenty-four months following a Change in Control, and subsequently resigns within seven (7) days after the end of the cure period, he or she will be considered to have been terminated for Good Reason within twenty-four months following the Change in Control. For purposes of sections (i)(A)(1) through (III) above, the duties, responsibilities and/or authority assigned to Executive Officer shall be deemed to be the greatest of those in effect during the four (4) month period prior to or during the two (2) years after the Change in Control. Unless Executive Officer becomes disabled, Executive Officer’s right to terminate Executive Officer’s employment for Good Reason shall not be affected by Executive Officer’s incapacity due to physical or mental illness. Executive Officer’s continued employment shall not constitute consent to, or a waiver or rights with respect to, any circumstance constituting Good Reason.

Amount of Severance Pay in Connection With a Change in Control

The amount of severance pay provided for terminations within six months prior to or twenty-four months following a Change in Control will be calculated based on the following schedule:

Tier	Amount of Severance
Tier I	2.99 times base salary plus 2.99 times bonus
Tier II	2.25 times base salary plus 2.25 times bonus
Tier III	2 times base salary plus 2 times bonus

For purposes of the above schedule, “base salary” shall be determined as of the date of the

Executive Officer’s termination of employment and “bonus” shall be equal to the Executive Officer’s target bonus for the year of the Executive Officer’s termination. If an Executive Officer is terminated without Cause prior to a Change in Control, but a Change in Control occurs within six months following such termination, any amount payable under this Section shall be reduced by any amounts paid under “Amount of Severance Pay - General.”

Payment of Severance In Connection With a Change in Control

An Executive Officer will receive payment of severance in connection with a Change in Control that is also a change in the ownership or effective control of the Company (as defined in Treasury Regulation §1.409A-3(i)(5)) in a single lump sum payment as soon as administratively practicable following the Executive Officer’s date of termination and the date on which the separation letter and release and waiver of claims described hereinafter becomes irrevocable. If the Change in Control is not also a change in the ownership or effective control of the Company (as so defined), then an amount equal to the sum of (i) the excess of the amount payable as a result of a termination resulting from the Change in Control over the amount the Executive Officer would have received under Amount of Severance Pay - General, plus (ii) any payments the Executive Officer would have received under Amount of Severance Pay - General that are not Section 409A payments will be paid in a lump sum as provided above, and the balance shall be paid as described under Payment of Severance Pay - General.

Pro Rata Bonus

If an Executive Officer is entitled to receive Change in Control severance, he or she shall also be entitled to a pro rata bonus for the year of his or her termination with the amount of the full year bonus determined as above (Amount of Severance In Connection With a Change in Control) and multiplied by a fraction, the numerator of which is the number of days elapsed during the year of the Executive Officer’s termination (to and including the date of termination), and the denominator of which is 365 (or 366, as applicable), and paid as soon as administratively practicable following the Executive Officer’s date of termination and the date on which the separation letter and release and waiver of claims described hereinafter becomes irrevocable.

Retirement Benefits

If an Executive Officer is entitled to receive Change in Control severance, and is an active participant in any of the Company’s defined contribution retirement plans (including nonqualified plans) as of the date of his or her termination, the Company shall pay the Executive an additional amount equal to the amount of Company contributions that would have been contributed to the plan over the period that Change in Control severance is calculated. The amount of matching contributions shall be equal to the maximum matching percentage under the plan as of the date of termination, and the amount of the Company discretionary contributions shall be based on the greatest such contribution (as a percentage of pay) for the three (3) plan years immediately preceding the Change in Control. Such amount shall be paid in a lump sum as soon as administratively practicable following the Executive Officer’s date of termination and the date on which the separation letter and release and waiver of claims described hereinafter becomes irrevocable.

Excise Tax Reduction

If the Executive Officer would otherwise become subject to the excise tax imposed by Code Section 4999 (the “Parachute Excise Tax”), the Company and Executive Officer agree that:

(i)
The aggregate of all “parachute payments” (as such term is used under Code Section 280G), whether payable under this Plan or otherwise, shall be reduced to the largest amount that Executive Officer can receive without being subject to the Parachute Excise Tax; provided, however, that such reduction shall be made if, and only if, the amount of all parachute payments after such reduction, net of all federal, state and local income and employment taxes applicable thereto, is at least equal to the amount of parachute payments the Executive Officer would be entitled to prior to such reduction, net of all federal, state and local income and employment taxes applicable thereto and the Parachute Excise Tax. If such reduction is required, the parachute payments shall be reduced in the following order: first, by reducing all cash payments under this Plan or otherwise, in the reverse order of payment; second, by reducing any performance-based equity awards, the vesting of which is accelerated; third, by reducing any time-based equity awards, the vesting of which is accelerated; and fourth, by reducing any non-cash benefits.
(ii)
The computation of the amount of the required reduction, if any, shall be done by a nationally recognized and reputable independent accounting or valuation firm selected and paid for by the Company.

If an Executive Officer is subject to any tax imposed by any state, local or foreign jurisdiction that has an effect similar to the Parachute Excise Tax, the payments to such Executive Officer may be adjusted in a manner similar to that provided above.

OTHER PROVISIONS

Release of Claims

In no event will an Executive Officer be eligible for any severance payments or benefits under this Plan (other than payments for unused and accrued vacation and other payments required by applicable law) until the Executive Officer signs a separation letter along with a release and waiver of claims, including a covenant not to sue, in the form proposed by the Company; provided that such release and waiver of claims must be presented by the Company to the Executive Officer within fourteen (14) days after the Executive Officer’s separation from service and must be executed and become irrevocable no later than the earlier to occur of the date set forth in such release and waiver of claims or ninety (90) days after such separation from service.

Anything in this Plan to the contrary notwithstanding, to the extent that the above release and waiver of claims is a condition to any payment that constitutes a Section 409A payment and the above 90-day period (or shorter period set forth in such release and waiver of claims) begins in one taxable year and ends in a subsequent taxable year of the Executive Officer, and payment is not otherwise subject to the above Six Month Delay section, such payment (or payments) shall be made on the later of January 15 of such subsequent taxable year or seven (7) days after the release and waiver of claims becomes irrevocable and shall include all payments that otherwise would have been made before such payment date.

Treatment of Severance Pay Under Other Plans

Severance payments will not be considered eligible earnings under the Company’s pension, retirement, 401(k), deferred compensation or other similar plans, and the period of severance will not count towards credited service and vesting severance under any of such plans.

Legal Fees

All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive Officer in seeking to interpret this Plan or enforce rights pursuant to this Plan shall be paid on behalf of or reimbursed to Executive Officer promptly by the Company, if Executive Officer is successful in asserting such rights. Any such reimbursement shall be paid not later than the last day of the year following the year in which the legal fees are incurred. The Executive Officer may waive such payment for tax or any other reasons.

Application of ERISA; Administration

This Plan is intended to be an employee welfare benefit plan, as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”), that is unfunded and maintained for the purpose of providing welfare benefits for a select group of management and highly compensated employees, as defined in Department of Labor Regulations §2520.104-24. The Plan shall be administered by the Compensation Committee of the Board of Directors or any comparable committee designated to do so by the Board (the “Plan Administrator”), which shall be the “administrator” as defined in ERISA. The Plan Administrator may designate persons to carry out its responsibilities under this Plan, and the authority of the Plan Administrator with respect to routine administrative and ministerial actions may be exercised by the senior officer of the Company responsible for human resources or persons acting under his or her authority. The Plan Administrator shall have full authority and discretion to administer the Plan, including the authority to interpret and construe the Plan and resolve all disputes relating to participation in, and benefits payable under, the Plan, and to adopt, rescind and modify such rules, procedures and policies as it determines to be necessary or appropriate for the administration of the Plan. The determinations of the Plan Administrator shall be final and binding on all parties.

Amendment and Termination

The statements contained in this Plan are not intended to create nor are they to be construed to constitute conditions of employment or a contract of employment between the Company and any employee. Except as provided in the following sentence, the Company reserves the right to modify, suspend or terminate the Plan or the benefits provided at any time by action of the Board of Directors or Compensation Committee without prior notice to any Executive Officer. Solely with respect to the provisions under “Amount of Severance Pay In Connection With a Change in Control”, no amendment or termination of such provisions will be effective with respect to any person who is an Executive Officer on the date the resolution amending or terminating such provision is adopted if the Change in Control occurs within 24 months following the date such resolution is adopted.

Benefit Claim and Appeal Process

The Company will notify Executive Officers of any amounts of severance benefits payable under this Plan. If an Executive Officer does not receive severance pay benefits within 60 days (or such later date as required under Code Section 409A) of his or her date of termination, he or she may assume that the Plan Administrator has determined that such Executive Officer is not eligible for severance pay benefits. If any Executive Officer, or legal representative of an Executive Officer (a “claimant”) believes that he or she has been denied severance pay benefits to which he or she may be entitled, the claimant shall submit a written claim for severance pay benefits to the Chairman of the Plan Administrator, not later than one year after the date of the Executive Officer’s termination of employment. The Chairman of the Plan Administrator will notify the claimant in writing of any claim for severance pay that is denied, in whole or in part, within 90 days of the date the claim is received, unless special circumstances required additional time for processing the claim, in which event the date for providing the notice may be extended by up to an additional 90 days, provided that notice of such extension is given to the claimant by the end of the original 90 day period, which notice describes the reason for the extension and indicates the date by which the Plan Administrator expects to decide the claim. The notice denying the claim shall describe the reason for denial, including citations to the relevant provisions of this Plan, and shall advise the claimant of his or her right to receive without charge copies of all materials relevant to the decision of his or her claim, to appeal any denial, as provided in the following paragraph, and to bring suit under Section 502 of ERISA if the appeal is denied.

A claimant whose claim is denied, in whole or in part, may appeal the denial by written notice to the Chairman of the Plan Administrator, not more than 60 days after receipt of the notice of denial. Upon receipt of such notice, the Plan Administrator shall reconsider the denial, providing a full and fair review and taking into account such additional materials and arguments provided by the claimant, and the Chairman shall provide the claimant with a written notice of the Plan Administrator’s decision on review, within 60 days of the date the claim is received, unless special circumstances required additional time for processing the claim, in which event the date for providing the notice may be extended by up to an additional 60 days, provided that notice of such extension is given to the claimant by the end of the original 60 day period, which notice describes the reason for the extension and indicates the date by which the Plan Administrator expects to decide the appeal. The notice denying the appeal shall describe the reason for denial, including citations to the relevant provisions of this Plan, and shall advise the claimant of his or her right to receive without charge copies of all materials relevant to the decision of his or her appeal, and to bring suit under Section 502 of ERISA.

No Executive Officer, or person asserting a claim as a legal representative of an Executive Officer, may initiate any suit or other legal or equitable proceeding for any benefit under this Plan unless such person first complies with the foregoing claims and appeals proceeding, and initiates such proceeding not more than 90 days after receipt of the notice denying his or her claim on appeal, and any such proceeding may be brought only in the United States District Court for the Northern District of Illinois. Each Executive Officer, as a condition to participation in the Plan, consents to the foregoing limitations.

The foregoing provisions are intended to comply with the requirements of Section 503 of ERISA and Department of Labor Regulations §2560.503-1, and shall be construed and, if necessary modified, in accordance with such intent.

No Vesting

No provision of this Plan shall be construed as giving rise to or granting any vested right to receive severance benefits.

Tax Withholding; Deductions and Offsets

All benefits payable under the Plan are subject to normal payroll taxes and required withholding, and to the extent applicable to deductions for applicable medical, dental and flexible spending account coverage, and, upon payment, may be immediately applied to pay any amounts the employee owes the Company, except as otherwise provided by applicable law (including Code Section 409A).

Code Section 409A

To the extent applicable, it is intended that this Plan shall comply with the provisions of Code Section 409A, and this Plan shall be construed and applied in a manner consistent with this intent. Without limiting the generality of the foregoing, no benefit that constitutes a Section 409A payment payable upon a termination of employment shall be paid unless the termination of employment constitutes a separation from service as defined in Code Section 409A, no Section 409A payment shall be offset by any amount owed to the Company if such offset would constitute a prohibited acceleration of payment, and any reimbursement, or benefit payable in kind, shall be paid in accordance with Treasury Regulation §1.409A-3(i)(1)(iv). In the event that any payment or benefit under this Plan is determined by the Company to be a Section 409A payment, then unless otherwise provided, the Company shall take such actions as it reasonably determines to ensure that such payments comply with the applicable provisions of Code Section 409A and the Treasury Regulations thereunder. Notwithstanding the foregoing, in no event shall the Company, the Plan Administrator, or any of their respective officers, directors, employees, members, agents or affiliates, have any obligations whatsoever to any Executive Officer by reason of any additional tax liability imposed by Code Section 409A.

Assignment and Alienation; Payments after Death

Except as otherwise required by applicable law, benefits payable under the Plan may not be assigned, pledged or otherwise alienated, voluntarily or involuntarily, by any Executive Officer. If an Executive Officer dies after terminating employment but before having received full payment of all benefits to which he or she is entitled, the remaining benefits shall be payable to the legal representative of his or her estate in the same manner as they would have been paid to the Executive Officer, provided that if the Executive Officer dies before signing the separation letter and release and waiver of claims described above, the representative of the estate may be required to sign a release and waiver of claims on behalf of the estate.

Notices

All notices required or permitted under the Plan shall be in writing (including electronic notices as provided below) and addressed to the Company at its corporate headquarters, to the attention of the Senior Vice President and Chief People Officer, and to the Executive Officer at his or her most recent address as shown on the Company’s personnel records, or such other address as the Executive Officer may have specified by notice given in the same manner. Any notice required by the Plan to be in writing may be given by electronic means, including e-mail addressed to an Executive Officer who is a current employee at his

Company e-mail address or, in the case of a notice addressed to Executive Officers generally, by posting on an appropriate Company website.

Clawback and Recoupment

All payments of severance benefits made under this Plan shall be subject to any other compensation deduction, cancellation, clawback or recoupment policies that are approved by the Board of Directors or by the Compensation Committee of ACCO Brands Corporation (whether approved prior to, on or after the commencement of payment of severance benefits) as such policies may be applicable to a covered eligible terminated employee from time to time, or as may be required to be made pursuant to any applicable currently effective or subsequently adopted law, government regulation or stock exchange listing requirement or any policy adopted by the Company or a subsidiary or affiliate of the Company pursuant to any such law, government regulation or stock exchange listing requirement which provides for such deduction, cancellation, clawback or recovery. Without limiting the generality of the foregoing, such policies may require an Executive Officer to repay any severance benefits previously received by him or her in the event that either the Executive Officer breaches any post-employment restrictive covenants, or if it is determined after termination of employment that the Executive Officer could have been terminated for Cause, and may also provide for any benefits payable under the Plan to be offset by any amounts previously paid to the Executive Officer under any incentive plan that are required to be repaid pursuant to any such deduction, cancellation, clawback or recoupment policies. To the maximum extent permitted by applicable law, the Executive Officer consents to any such offset, deduction, cancellation, clawback or recoupment.